EXHIBIT 10.111

NSB AVIATION, LLC
8606 Great Cove Drive
Orlando, Florida 32819
321-662-1180
steve@nsbaviation.com

June 11, 2012

John Spanjers
Pinnacle Airlines Corp.
One Commerce Square
40 S. Main Street
Memphis, Tennessee 38103

Re: Chief Restructuring Officer (“CRO”) position at Pinnacle Airlines Corp. (“Pinnacle”)

Dear John:

This will summarize our communications and understandings to date regarding my provision of CRO services through my consulting firm, NSB Aviation, LLC (“NSB”). Subject to the approvals noted below, I would be delighted to work with you and your team in the role of CRO at Pinnacle and its subsidiaries (collectively, the “Company”).  This would include advising you and the board of directors and working with management and its advisors on achieving cost targets contemplated by the company’s business plan. This would entail lowering the Company’s cost structure through a variety of management initiatives.

Conditions

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I would serve as the CRO of the Company in an advisory role, not as an employee of the Company, but as an independent contractor.   As such,   I would not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. I will be responsible for all employment, withholding, income and/or any other taxes incurred in connection with the operation and conduct of my business and my engagement. Nothing in this agreement shall be construed to create a joint venture, partnership, franchise, employment or agency relationship between myself and the Company or any part thereof.

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In this role, I would report to, and take direction from, the chief executive officer and board of directors of Pinnacle, and act in accordance with direction from the bankruptcy court, if any. I would also work in collaboration with other members of the Company’s management team and the Company’s advisors.

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Consistent with the foregoing, I would have access to the Company’s executives, staff and advisors, including those in finance, legal, planning, employee and labor relations, manpower resources, corporate communications, flight operations, in-flight, as would be reasonably necessary to carry out the responsibilities of CRO efficiently, and would ask the team to apprise me of other business and operational issues that affect (or may affect) a potential restructuring of the Company.

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I would perform my obligations under this agreement and in the execution of my engagement in good faith and with at least that level of care and diligence as customarily exercised by other CROs similarly employed or engaged in providing similar services.

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In addition to serving as CRO and given my turnaround airline experience  (the positions I have held for a variety of “challenged” airlines include chief financial officer, general counsel, chief corporate officer, treasurer, corporate secretary, head of corporate development and head of business transactions), if requested, I would be available to assist you and the Company’s management team in connection with other areas of potential need whether relating to the Chapter 11 reorganization, the day-to-day operations of the Company, commercial transactions with existing or potential partners, or otherwise.

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I would be afforded coverage under Pinnacle’s D&O /professional responsibility policies to the same extent as the Company’s CEO, CFO, and general counsel and indemnification from claims and liabilities arising out of my engagement as CRO, except for any claims and liabilities judicially determined or specifically stated in an arbitration award to have resulted primarily as a result of my or NSB’s  fraud, willful misconduct or gross negligence. The D&O coverage and indemnification shall survive termination of this agreement.

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I would keep confidential all information obtained from the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and other professionals as more specifically set forth in the Confidentiality Agreement between the Company and NSB, a copy of which is attached as Annex A to this agreement, and the terms of which are deemed incorporated into this agreement.

Scope

•	Providing overall leadership of the restructuring process, including working with all relevant stakeholder groups and the Company’s other professionals, together with the Company’s senior management.

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Assisting the Company’s management in the design and implementation of a restructuring strategy, together with the Company’s other professionals, which is designed to maximize enterprise value, and take into account the interests of multiple stakeholders.

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Advising the Company’s management and boards of directors and working with management and its advisors on achieving cost targets contemplated by the company’s business plan, which would entail lowering the Company’s cost structure through a variety of management initiatives.

•	Providing, if requested by the Company, testimony in connection with any Chapter 11 cases on matters that are within the scope of this engagement or otherwise within my area of expertise.

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Providing such other assistance and services not inconsistent with the foregoing as the Company or its advisors may deem necessary, but in no event duplicative of the services provided by professionals engaged by the Company.

Proposed Economic Terms

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Term:  June 2012 through emergence of Pinnacle from Chapter 11 or termination as set out below.  Payment for any partial month will be pro rated, based on the number of days in the month.  Minimum commitment by Pinnacle of five months.

•	Monthly fee of $60K. I will submit monthly invoices for services rendered and expenses incurred, which will include reasonable detail (such as date of expense charge and amount).

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Reimbursement of actual, documented and reasonable expenses for travel, local transportation, and otherwise. Of course, I would seek to use the Company’s  negotiated rates for air travel and hotels and to use the Company’s airline partners as much as possible.

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Pinnacle may terminate this agreement and my engagement without cause at any time (“Termination without Cause”) without further liability or obligation whatsoever on the part of the Company, upon thirty  days’ prior written notice after the expiry of the original five month term. In case of Termination without Cause, the Company shall pay me all compensation that has accrued, but is unpaid prior to such termination, and any expenses incurred prior to such termination and payable pursuant to this agreement.

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The Company may terminate this agreement and my engagement by written notice to me without further liability or obligation whatsoever on the part of the Company if at any time the Company determines in good faith that I have materially defaulted in the performance of my obligations hereunder; provided however that, if such default is capable of remedy, the Company shall provide me fifteen  days’ prior written notice of its intention to terminate unless I remedy such default to its reasonable satisfaction within fifteen  days’ of receipt of such notice (“Termination for Cause”).  In the case of Termination for Cause, the Company shall have no obligation to pay me any  compensation occurring after the date of termination pursuant to this agreement or otherwise.

•	I may terminate this agreement and my engagement upon thirty days’ prior written notice to the Company, provided that such termination is approved by the bankruptcy court, if necessary.

General Provisions

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This agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

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The bankruptcy court shall have exclusive jurisdiction over any and all matters arising under or in connection with this agreement and my engagement. In any court proceeding arising out of or in connection with this agreement or my engagement, the Company and I hereby irrevocably waive any right to trial by jury.

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If any portion of this agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible and Pinnacle and I shall replace the invalid or unenforceable portion with provisions that are valid and enforceable and that achieve to the maximum extent possible the same purpose and effect as the invalid or unenforceable portion being replaced.

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I agree that I may not assign this agreement, any rights hereunder, or any portion of my duties hereunder, without the prior written consent of Pinnacle, where such consent may be withheld in Pinnacle’s discretion. I may not, without the prior written consent of Pinnacle, subcontract any substantive or advisory aspects of my engagement, where such consent may be withheld in Pinnacle’s discretion.

John, you noted that the appointment and consultancy would be subject to approval by the bankruptcy court and the board of directors of Pinnacle. You indicated that Pinnacle would promptly seek the consent of the committee of unsecured creditors in order to facilitate approval by the court. I believe this letter reflects our discussions and communications over the past several days, but if it does not, please let me know at your earliest convenience.

We have a lot of work to do but I am delighted to be on your team.

Thank you and kind personal regards.

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Very truly yours,

NSB AVIATION, LLC

By:	/s/ Steven A. Rossum
Steven A. Rossum
Its:	Managing Director

Acknowledged and agreed as of June 11, 2012:

PINNACLE AIRLINES CORP.

By:	/s/ John Spanjers
John Spanjers
Its:	President and Chief Executive Officer